EXHIBIT 10.76

                                 PROMISSORY NOTE

$250,000.00                                                 September 29, 2006

      FOR VALUE RECEIVED, the undersigned, EarthShell Corporation, a Delaware corporation ("Maker"), located at 1301 York Road, Suite 200, Lutherville, MD 21093, unconditionally promises to pay to the order of E. Khashoggi Industries, LLC, a Delaware limited liability company ("Holder"), at 3916 State Street, Suite 110, Santa Barbara, California, 93105, or at such other place as Holder may designate in writing, the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00), for the account of Maker in connection with the advance of interim funding provided by Holder in anticipation of the closing of a major convertible debt and equity offering expected to close later in 2006.



      This Promissory Note (the "Note") evidences Maker's obligation to pay to Holder the sums advanced by Holder to Maker pursuant to the terms of this Note. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, pursuant to the following terms:

      1. Definitions. Terms which are used in this Note and not otherwise defined herein shall have the meanings set forth in this Paragraph.

            "Default Rate" means a rate of interest equal to 10.0% per annum, compounded monthly.

            "Existing Notes" means that certain promissory note, dated October 11, 2005, in the principal amount of $1,000,000, and two promissory notes dated July 28, 2006 in the principal amounts of $350,000 and $150,000 and issued by Maker in favor of Holder.

            "Event of Default" means the occurrence or happening, at any time and from time to time, of any one or more of the following:

            a. Payment of Indebtedness. If Maker fails to pay any portion of the indebtedness evidenced by this Note within ten (10) days following the date the same shall become due and payable, whether at the due date stipulated in this Note or at a date fixed for acceleration or otherwise and such failure continues for a period of five (5) days following written notice of such failure by Holder to Maker.

            b. Defaults under the Existing Notes. If Maker commits an Event of Default under any of the Existing Notes (as the term Event of Default is defined under each of the Existing Notes, as applicable).

            c. Voluntary Bankruptcy. If Maker shall (i) seek entry of any order for relief as a debtor in a proceeding under the bankruptcy laws of any competent jurisdiction; (ii) file a petition seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of any other competent jurisdiction; (iii) call a meeting of its creditors or any one of them for the purpose of requesting a rearrangement or restructuring of its debts or any concessions with respect to such debt; (iv) make a general assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they mature.
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            d. Involuntary Bankruptcy. If a petition is filed against Maker seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of any competent jurisdiction and such petition is not dismissed within ninety (90) days following the date of its filing.

            e. Appointment of a Receiver. If a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of Maker, a receiver for it, or for all or any material part of its property, and such order, judgment or decree shall not be and remain vacated, reversed or stayed or such receiver shall not otherwise be removed within a period of thirty (30) days following entry of such order.

      2.    Funding of the Note

      The $250,000 will be funded in two installments. The first installment of $150,000 shall be funded by Holder to Maker on September 29, 2006. The second installment of $100,000 shall be funded approximately 30 days thereafter.

      3. Interest Accrual; Payments of Principal and Interest; Prepayments.

            a. Interest Accrual. Interest shall accrue on the unpaid principal balance of this Note at the rate of five and thirteen hundredths percent (5.13%) per annum, compounded monthly. If the outstanding principal amount of this Note is not paid in full within ten (10) days of the occurrence of an Event of Default or, if earlier, the date it matures pursuant to section 3(b), interest shall accrue on the unpaid balance of this Note at the Default Rate, commencing on the occurrence of the Event of Default or, if earlier, the maturity date, until all amounts due under this Note have been paid to Holder. Any such interest shall be payable on demand.

            b. Payments of Principal. All outstanding principal shall be due and payable on the earliest to occur of the following: (i) five (5) days following the date Maker has received significant net cash proceeds from all financing transactions, equity contributions, and transactions relating to the sale, licensing, sublicensing or disposition of assets or the provision of services (including advance royalty payments, proceeds from the sale of Maker's common stock and fees for technological services rendered to third parties), measured from the date of this Note and not taking into account the proceeds advanced under this Note, the Existing Notes, or (ii) the date the Existing Notes become due and payable, or (iii) the occurrence of an Event of Default.

            c. Application of Payments. All payments hereunder shall be first applied to Holder's costs and expenses which are reimbursable to Holder pursuant to Section 4 below, then to any unpaid interest and finally to the outstanding principal balance. If any payment due date falls on a Saturday, Sunday or a holiday generally observed by banks in the City of Lutherville, MD, the due date of the payment shall automatically be extended to the next following business day.


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            d. Computation of Interest. All interest on this Note shall be computed on the basis of the actual number of days elapsed divided by a year assumed to consist of 360 days.

            e. Prepayment. Maker may prepay this Note in whole or in part at any time without penalty or premium.

      4. Default; Remedies. If an Event of Default occurs, the entire outstanding principal balance of this Note shall become due and payable.

      5. Holder's Costs. Maker shall reimburse Holder for all costs and expenses incurred in collecting any sums due and payable under this Note, including reasonable attorneys fees and court costs. All such expenses and costs shall be paid by Maker within ten (10) days after demand made by Holder. Any amounts not timely paid shall constitute an Event of Default hereunder and shall bear interest at the Default Rate thereafter.

      6. Applicable Law. This Note shall be governed by construed in accordance with the internal laws of the State of California without regard to the principles of conflicts of law.

      7. No Waiver by Holder. No delay on the part of Holder in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or exercise of any other power or right.

      8. Successors and Assigns. The terms "Holder" and "Maker" as used in this Note shall include not only the Holder and Maker named herein but also all of Holder's and Maker's successors and assigns to whom the benefits and burdens of this Note shall inure.

      9. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sent or delivered to personally, by facsimile transmission so long as receipt is confirmed or by deposit with a reputable overnight courier and addressed to Maker or Holder at their respective principal business offices located at the addresses set forth in the first paragraph of this Note.

      10. Usury. It is the intent of Maker that all provisions of this Note which call for the payment of interest comply in all respects with all applicable usury statutes and regulations. In the event that the terms of this Note would require the payment of interest in excess of the amount permitted by any applicable law or regulation, the terms of the Note shall be deemed to be modified to comply with all such applicable laws or regulations without any action by either party. In the event that Holder has received interest in excess of the amount permitted by any applicable law or regulation, the excess portion of the interest received shall be deemed to have been a prepayment of principal, without premium, as of the date received.

      11. Waiver. Maker waives presentment, demand, presentment for payment, notice of protest or nonpayment, notice of dishonor, notice of default or delinquency, notice of acceleration, and diligence in bringing suit against any party hereto or collecting any sums hereunder.

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      12. Miscellaneous.

            a. This Note shall be binding on and shall inure to the benefit of Maker, Holder, and their respective successors and assigns.

            b. Headings are inserted into this Note for convenience only and shall not be considered in construing any provision.

            c. The terms of this Note may not be changed, nor any of its provisions waived, without the written consent of both Maker and Holder.

            d. Time shall be of the essence with respect to every provision of this Note, but no delay in enforcing any right or remedy under this Note shall be construed to be a waiver of that or any other right or remedy.

            e. The provisions of this Note are severable, and the invalidity or illegality of any provision shall not be a bar to the enforcement of any other provision.

            f. This Note is negotiable and fully recourse to Maker.

            g. The person executing this Note on behalf of Maker represents and warrants that he has the full authority and power to execute and deliver this Note on behalf of Maker, and such execution and delivery has been authorized by all appropriate action.

      13. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, MAKER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

      14. Submission to Forum and Jurisdiction. Any legal action or proceeding with respect to this Note must be brought in the federal or state courts located in the County of Santa Barbara, State of California, and by execution and delivery of this Note, Maker hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts having proper venue. Maker hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the aforesaid Santa Barbara courts and irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and also consents to the service of process by any means authorized by the State of California.

                             EARTHSHELL CORPORATION,
                             a Delaware corporation

                                    By:  /s/ D. Scott Houston

                                    Its:  Chief Financial officer

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